815 Connecticut Avenue, N.W. Suite 500 Washington, D.C. 20006-4004 (202) 463-2400 fax (202) 828-5393 www.seyfarth.com
Writer’s direct phone (202) 828-5360 Writer’s e-mail EStern@seyfarth.com

June 29, 2007

CSMG Technologies, Inc.
501 North Shoreline Drive, Suite 701 North
Corpus Christi, TX 78471

Re:   CSMG Technologies, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to CSMG Technologies, Inc., a Texas corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on June 29, 2007 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to 3,300,000 shares of the Corporation’s common stock (the “Common Stock”) issuable pursuant to the Corporation’s 2003 Stock Option Plan, as amended.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

Based upon the foregoing, we are of the opinion that, when sold by the Corporation and paid for in accordance with the 2003 Stock Option Plan, as amended, the shares of Common Stock will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement

CSMG Technologies, Inc. June 29, 2007 Page 2

and to the reference to our firm in the prospectus delivered in connection with in the Registration Statement.

Respectfully yours,

SEYFARTH SHAW LLP

/s/ Ernest M. Stern
Ernest M. Stern

ems/